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  FIRST AMENDMENT OF THE CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF
                 SERIES A JUNIOR PARTICIPATING PREFERRED STOCK
                           ($.01 PAR VALUE PER SHARE)
                                       OF
                     COMPUTER NETWORK TECHNOLOGY CORPORATION

     Pursuant to Section 302A.401 of the Minnesota Business Corporations Act

                              ---------------------

         The undersigned Secretary of Computer Network Technology Corporation hereby certifies that this First Amendment of the Certificate of Designations, Preferences and Rights and the following resolutions were duly adopted according to Chapter 302A of the Minnesota Statutes by the Board of Directors of Computer Network Technology Corporation (the "Corporation"), a corporation organized and existing by virtue of the Minnesota Business Corporations Act ("MBCA") of the State of Minnesota, on November 20, 2000:

         WHEREAS, the Corporation previously adopted the Certificate of Designations, Preferences and Rights establishing the Series A Junior Participating Preferred Stock of the Corporation;

         WHEREAS, due to an increase in the outstanding shares of common stock of the Corporation, and issuances of common stock upon the exercise of options, the Board of Directors deems it advisable to increase the authorized number of shares of Series A Preferred Stock (as defined below);

         WHEREAS, the Board of Directors accordingly deems it to be in the best interests of the Corporation to amend the Certificate of Designations, Preferences and Rights as provided herein.

         NOW, THEREFORE, BE IT RESOLVED, that pursuant to authority conferred upon the Board of Directors of the Corporation by its Articles of Incorporation,
Section 1 of the Certificate of Designations, Preferences and Rights establishing the Series A Junior Participating Preferred Stock of the Corporation is hereby amended and restated as follows:

                  Section 1. Designation and Number of Shares. The shares of such series shall be designated as "Series A Junior Participating Cumulative Preferred Stock" ("Series A Preferred Stock"). The number of shares constituting the Series A Preferred Stock shall be 40,000; provided, however, that, if more than a total of 40,000 shares of Series A Preferred Stock shall be at any time issuable upon the exercise of Rights (the "Rights") issued pursuant to the Rights Agreement, dated as of July 24, 1998, between the Corporation and ChaseMellon Shareholder Services, L.L.C., as Rights Agent, as amended from time to time (the "Rights Agreement"), the Board of Directors, pursuant to Section 302A.401 of the MBCA, shall direct by resolution or resolutions that a certificate be properly executed, acknowledged, filed and recorded, in accordance with the provisions of Section 302A.011 Subd. 11 thereof, providing for the total number of shares of Series A Preferred Stock authorized to be issued to be increased or decreased (to the extent that the Articles of Incorporation then permits) to the largest number of whole shares (rounded up to the nearest whole number) then issuable upon exercise of such Rights.

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         RESOLVED FURTHER, that the proper officers of the Corporation be, and each of them hereby is, authorized in the name and on behalf of the Corporation to execute and deliver any and all certificates, agreements and other documents, take any and all steps and do any and all things which they may deem necessary or advisable in order to effectuate the purposes of the foregoing resolution.

         RESOLVED FURTHER, that any actions taken by such officers prior to the date of this meeting that are within the authority conferred hereby are hereby ratified, confirmed and approved in all respects as the act and deed of the Corporation.


         IN WITNESS WHEREOF, I have executed and subscribed this Certificate as of this 21st day of November, 2000.


                                        COMPUTER NETWORK TECHNOLOGY CORPORATION


                                        By /s/ Gregory T. Barnum
                                           ------------------------------------
                                               Gregory T. Barnum
                                               Chief Financial Officer and
                                               Secretary


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